SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 4, 2008

PLAYBOX (US) INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52753	n/a
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

Suite 3.19, 130 Shaftesbury Avenue
London, England	W1D 5EU
(Address of principal executive offices)	(Zip Code)

44 20 7031 1187
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 4.02.	Nonreliance On Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On December 4, 2008, the President, Chief Financial Officer and sole Director of the Company, concluded that the previously reported consolidated financial statements in our Form 10-Q for the period ended June 30, 2008 filed with the Securities & Exchange Commission (“SEC”) on August 19, 2008 should no longer be relied upon.

On March 28, 2008, the Company entered into a Share Purchase Agreement (the “Agreement”) for the proposed acquisition of U.K based Delta Music Limited (“Delta Music”). The Agreement was included with the Company’s Form 10-Q for the six months ended March 31, 2008 filed with the SEC on May 15, 2008.

Under the terms of the Agreement, the Company agreed to pay GBP 100,000 (USD 199,540 as of June 30, 2008) to the attorneys of the Sellers to fund certain expenses to be incurred by the Sellers and Delta Music in connection with completion of the acquisition. The Company has reviewed its treatment of this term in the Agreement and concluded that the financial statements for period ended June 30, 2008 should be restated.

The effects of the restatement are as follows:

•	Amend the Balance Sheet to increase current liabilities by USD 199,540
•	Amend the Income Statement to increase expenses for “Development Fees” by USD 199,540
•	Amend the Statement of Cash Flows and Shareholders’ Equity to reflect the above changes

All of the foregoing was discussed and reviewed with Moore & Associates, our independent registered public accounting firm for the above period.

The Company anticipates filing corrected financial information for the aforementioned period within 14 days. However, the time required to complete the restatement cannot be stated with certainty at this time and will depend, in part, upon completion of Moore & Associates’ review of the restatements.

Until we have reissued the restated results for aforementioned period, investors and other users of our filings with the SEC are cautioned not to rely on the financial statements in question, to the extent that they are affected by the accounting issues described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Playbox (US) Inc.

Date: December 8, 2008	By:	/s/ Gideon Jung
Gideon Jung
President